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                                                                    Exhibit 99.1





FOR IMMEDIATE RELEASE



         NEW YORK, NY - January 30, 2004 - G+G Retail, Inc. (the "Company") announced today that an agreement in principle had been reached among the holders of over 99% of the Company's 11% Senior Notes ("Notes") and affiliates of Pegasus Investors L.P., holders of a majority of the outstanding voting Common Stock and Preferred Stock of the Company's parent, G&G Retail Holdings, Inc. ("G&G Holdings"), to restructure the Company's outstanding Notes and the capital stock of G&G Holdings.

         The proposed arrangements contemplate the exchange of the Notes and the outstanding Preferred Stock of G&G Holdings for new common stock of the Company and the replacement of the Company's existing revolving credit facility with a $50 million senior secured facility to be provided or arranged for by Ableco Finance LLC. The contemplated recapitalization and restructuring is subject to mutually acceptable definitive agreements. The transaction is expected to close before the end of March 2004.

         Scott Galin, the Company's President and Chief Operating Officer, stated that he and Jay Galin, the Company's Chairman and Chief Executive Officer, supported the proposed restructuring, indicating that the complete elimination of the Company's long term debt, the significant reduction of the Company's ongoing debt service obligations and the new revolving credit facility would greatly strengthen the Company's liquidity and cash position and its ability to grow the business.

         The Company is a leading national mall-based retailer of popular price female junior and pre-teen apparel with approximately 585 stores, principally located in major enclosed regional shopping malls throughout the United States, Puerto Rico, and the U.S. Virgin Islands under the Rave, G+G, Rave Girl and Authentica names.

         Contact:   Michael Kaplan, Chief Financial Officer G+G Retail, Inc.
                    (212) 279-4961.